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                                 [LETTERHEAD]



November 5, 1998


Securities and Exchange Commission
Mail Stop 9-5
450 5th Street, N.W.
Washington, D.C. 20549


Dear Sirs/Madams:

We have read the comments in Item 4 of Form 8-K of National Mercantile Bancorp (the "Company") dated October 30, 1998 and have the following comments:

- We have no basis to agree or disagree with the statements made in the first and fourth paragraphs.

- We agree with the statements made in the second and third paragraphs.

Yours truly,

     /s/ LESTER M. SUSSMAN
         Deloitte & Touche LLP


cc:  Mr. Scott Montgomery
     President & Chief Executive Officer
     National Mercantile Bancorp